EXHIBIT 10.1

MERGER AGREEMENT

        This Merger Agreement (this “Agreement”) dated as of January 1, 2003 (the “Effective Time”), is by and among (i) Prime Medical Services, Inc., a Delaware corporation (“Parent”), (ii) ABC Merger Co., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), (iii) Aluminum Body Corporation, a California corporation (the “Company”) and (iv) Klaas F. Vlietstra (“Vlietstra” and, together with the Company and Parent Parties, each a “Party” and collectively, the “Parties”).

RECITALS:

        Each entity Party’s board of directors believes it is in its and its stockholders’ best interests that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

        Pursuant to the Merger all of the Company’s issued and outstanding shares of common stock (the “Company Shares”), each having a par value of $1.00 per share, will be converted into the right to receive a combination of cash and shares of Parent common stock, par value $0.01 per share (“Parent Common Shares”).

AGREEMENT:

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, each Parent Party, the Company and Vlietstra agree as follows:

ARTICLE 1.
DEFINITIONS

        Capitalized terms used in this Agreement have the meanings ascribed to them in Schedule I.

ARTICLE 2.
THE MERGER

         2.1 The Merger. Upon the Merger, and subject to this Agreement and the Corporations Code of the State of California (the “Corporate Law”), Merger Sub will be merged with and into the Company, Merger Sub’s separate corporate existence will cease, and the Company will continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation”.

         2.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in Austin, Texas, commencing 10:00 am local time on such date as Parent and the Company may mutually determine (the “Closing Date”).

         2.3 Actions and Deliveries at Closing. On the Closing Date, the Parties will cause the Merger to be consummated by filing (i) an Agreement of Merger with the Secretary of State of California in a form agreed upon by the Parties (the “Agreement of Merger”) and otherwise in accordance with the Corporate Law. The Parties agree that the transactions pursuant to this Agreement shall be deemed to have occurred as of the Effective Time notwithstanding the date and time the Merger becomes effective as specified in the Agreement of Merger or as otherwise provided in accordance with the Corporate Law. In addition at the Closing,

(a)	The Company or Vlietstra will deliver or cause to be delivered to Parent:

(i)	A secretary’s certificate, in form acceptable to Parent, duly executed on behalf of the Company.

(ii)	The Employment Agreement duly executed by Vlietstra.

(iii)	The Non-Compete Agreement duly executed by Vlietstra.

(iv)	The Real Estate Closing Letter duly executed by Riverside Lincoln LLC (“Riverside”).

(v)	The resignation, effective as of the Closing, of the Company’s directors and officers.

(vi)	Full satisfactions or releases of all Liabilities due to or from the Company to or on behalf of (i) any Affiliate of the Company or (ii) any Stockholder or any Affiliate of any Stockholder, subject to certain exclusions, if any, as may be provided in such satisfactions or releases.

(vii)	All Company Stock Certificates (as defined below), or the affidavit described in Section 2.8(d) in lieu thereof.

(viii)	The Most Recent Balance Sheet (as defined below).

(ix)	An opinion of the outside counsel listed in Section 7.5, in form acceptable to Parent, addressed to Parent and dated as of the Closing Date.

(x)	All consents listed on Schedule 4.3 that the Parent may require to be given as a condition to the Parent Parties entering into this Agreement.

(b)	Parent will deliver to the Company and Vlietstra, as applicable:

(i)	Secretary certificates, in form acceptable to the Company, duly executed on behalf of each of Parent and Merger Sub.

(ii)	The Asset Purchase Agreement duly executed by the parties thereto.

(iii)	The Employment Agreement duly executed by Surviving Corporation.

(iv)	The Non-Compete Agreement duly executed by the Parent.

(v)	The Real Estate Closing Letter duly executed by Parent.

(c)	Parent will deliver to all of the stockholders of the Company (all of whom are listed on Exhibit A, the “Stockholders”):

(i)	The Cash Consideration as set forth on Exhibit A.

(ii)	Stock certificates evidencing each Stockholder’s ownership of Parent Common Shares due each Stockholder as part of the Stock Consideration as set forth on Exhibit A; provided that an instruction letter from Parent to its stock transfer agent instructing issuance of the stock certificates will suffice as long as the stock certificates are delivered to the Stockholders within five (5) business days following the Closing.

(d)	Parent will cause the Surviving Corporation to deliver the Employment Agreement to Vlietstra.

         2.4 Effect of the Merger. Upon the Merger, the effect of the Merger will be as provided in the Corporate Law. Upon the Merger all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub will become the Surviving Corporation’s debts, liabilities, and duties, but the foregoing does not limit the rights of Parties to indemnification under ARTICLE 5.

         2.5 Charter and Bylaws. Upon the Merger, Merger Sub’s Certificate of Incorporation will (subject to any amendments effected at the time of the Merger) be the Surviving Corporation’s Certificate of Incorporation until thereafter amended as provided by Law. The Merger Sub’s bylaws, as in effect immediately prior to the Merger, will be the Surviving Corporation’s bylaws until thereafter amended, except that the title of Merger Sub’s bylaws will be amended to read “Bylaws of Aluminum Body Corporation.”

         2.6 Directors and Officers. Merger Sub’s director(s) and officers immediately prior to the Merger will be the Surviving Corporation’s initial director(s) and officers.

         2.7Effect on Capital Stock. Upon and because of the Merger, and without any action on the part of Parent, Merger Sub, or the Company:

(a)     Capital Stock of Merger Sub. Each share of Merger Sub’s capital stock issued and outstanding immediately prior to the Merger will be converted into one validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing such shares will from and after the Merger evidence ownership of shares of the Surviving Corporation’s capital stock.

(b)     Conversion of Company Stock. Subject to Sections 2.9 and 2.11, all of the Company Shares issued and outstanding immediately prior to the Merger will be converted into the right to receive at Closing, in the aggregate,

(i) 150,068 Parent Common Shares (the "Stock Consideration"), issued to the Stockholders in the amounts set forth on Exhibit A hereto,

(ii) $6,512,396.98 (the “Cash Consideration”) by a cashier’s check for each of the Stockholders in the amounts set forth on Exhibit A hereto delivered to the Company’s counsel pursuant to Section 7.5,

(iii) upon the expiration of the First Holdback Period (or earlier as provided in Section 2.14(b) below), an aggregate amount of $2,492,475.38, which amount will be deposited at Closing by the Parent in the Joint Account with actual interest thereon paid to Vlietstra, but as such amounts may be adjusted pursuant to Section 2.14(a) (the “First Holdback Amount”), by wire transfer to Vlietstra, as set forth on Exhibit A hereto,

(iv)     upon the expiration of the Second Holdback Period, an aggregate amount of $500,000, which amount will be deposited at Closing by the Parent in the Joint Account with actual interest thereon paid to Vlietstra, but minus all Authorized Set-Offs pursuant to Section 5.6 (the “Second Holdback Amount”), by wire transfer to Vlietstra, as set forth on Exhibit A hereto,

(v)     upon the expiration of the Third Holdback Period, an aggregate amount of (A) $500,000 plus actual interest earned thereon, which amount will be deposited at Closing by the Parent in the Joint Account, and (B) 83,333 Parent Common Shares to be issued by Parent at Closing in the name of Vlietstra and held by Parent in accordance with Section 2.14(d), but minus all Authorized Set-Offs pursuant to Section 5.6 (the “Third Holdback Amount”), by wire transfer to and/or delivery to Vlietstra, as set forth on Exhibit A hereto, and

(vi)     upon the expiration of the Fourth Holdback Period, an aggregate amount of 83,333 Parent Common Shares to be issued by Parent at Closing in the name of Vlietstra and held by the Parent in accordance with Section 2.14(d), but minus all Authorized Set-Offs pursuant to Section 5.6 (the “Fourth Holdback Amount”), by delivery to Vlietstra, as set forth on Exhibit A hereto.

        All distributions of cash Holdback Amounts to Vlietstra shall be by wire transfer to an account for the benefit of Vlietstra as designated in writing by Vlietstra (as the same may be updated from time to time in accordance with Section 7.5). The payments referred to in clauses (i) through (vi) above are collectively referred to as the “Conversion Consideration”. All such Company Shares, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of a certificate (“Company Stock Certificate”) that, immediately prior to the Merger, represented outstanding Company Shares will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Stock Certificate (or the affidavit described in Section 2.8(d) in lieu thereof), (i) the Conversion Consideration and (ii) certain dividends and other distributions under Section 2.7(d) without interest, if applicable, (collectively, the “Merger Consideration”).

(c)     Rights Prior to Surrender and Stock Transfer Books. Until surrendered as contemplated by Section 2.8, each Company Stock Certificate will be deemed at any time after the Merger to represent only the right to receive upon such surrender the Merger Consideration. If, at or after the Merger, Company Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Agreement.

(d)     Dividends and Distributions on Merger Consideration. No dividends or other distributions declared or made having a record date after the Merger will be paid to the holder of any unsurrendered Company Stock Certificate until the record holder of such Company Stock Certificate has surrendered it (or the affidavit described in Section 2.8(d) in lieu thereof) under Section 2.8. Subject to the effect of Laws (including escheat and abandoned property Laws), following surrender of any such Company Stock Certificate there will be paid to the record holder of the certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Merger that, absent the failure to surrender such Company Stock Certificate, theretofore would have been required to be paid with respect to such Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Merger Consideration has not occurred prior to the surrender of such Company Stock Certificate, at the appropriate payment date therefor, the amount of such dividends or other distributions.

        2.8 Surrender of Certificates.

(a)     Exchange Procedures. At Closing, (i) the holders of Company Stock Certificates will surrender such certificates to Parent (or the affidavit described in Section 2.8(d) in lieu thereof), (ii) upon surrender of a Company Stock Certificate (or such affidavit) the holder thereof will be entitled to receive the applicable Merger Consideration, and (iii) the Company Stock Certificates so surrendered will forthwith be canceled.

(b)     Transfers of Ownership. If any certificate for Parent Common Shares is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, Parent will not be required to issue such Parent Common Shares until (i) the Company Stock Certificate so surrendered has been properly endorsed and is otherwise in proper form for transfer and (ii) the Person requesting such exchange has paid to Parent or any agent it designates any transfer or other Taxes required because of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent it designates that such Tax has been paid or is not payable.

(c)     No Further Ownership Rights in Company Shares. All Merger Consideration will be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares.

(d)     Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate has been lost, stolen, or destroyed, Parent will issue the applicable Merger Consideration deliverable in respect thereof upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed.

         2.9 No Fractional Shares. No fractional Parent Common Shares will be issued in the Merger. In lieu thereof, the number of Parent Common Shares to be issued to each Stockholder shall be rounded up to the nearest whole share.

         2.10 Tax Treatment. The Parties acknowledge that the Merger does not constitute a tax free reorganization under Code Section 368. As such, each of the Parties agree not to take any action either prior to or after the Merger that would construe or try to construe the Merger as a “reorganization” under Section 368(a) of the Code. Vlietstra and Parent will cause all tax returns relating to the Company or Merger Sub to be filed on the basis of treating the Merger as a taxable sale of stock of the Company under the Code, and each party has consulted with its own professional advisors as to the tax consequences of the Merger and bears its own risk regarding the tax treatment of the Merger. Vlietstra shall prepare or cause to be prepared and shall file the federal and state income tax returns for the Company for the period starting October 1, 2002 through and including the date of the Closing, provided that Parent shall be given at least ten (10) business days to review and consent to the form and substance of any filing (such consent not to be unreasonably withheld). Any federal and/or state income taxes due with the filing of such income tax returns will be the responsibility of the Company.

         2.11 Shares of Dissenting Stockholders. Any Company Shares a Stockholder properly exercising its dissent or appraisal rights under the Corporate Law (a “Dissenting Stockholder”) holds will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder under the Corporate Law; except that Company Shares outstanding at the Merger that a Dissenting Stockholder holds for which, after the Merger, such Dissenting Stockholder withdraws its demand to exercise dissenters or appraisal rights or loses its right to exercise dissenters or appraisal rights as provided in the Corporate Law, will be deemed to be converted, upon the Merger, into the right to receive the applicable Merger Consideration. The Company will give Parent (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other instruments served under the Corporate Law, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the Corporate Law. The Company will not voluntarily make any payment with respect to any purchase demands and will not, except with Parent’s prior written consent, settle or offer to settle any such demands.

         2.12 Taking of Necessary Action; Further Action. If, at any time after the Merger, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent, and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent will cause them to take, all such lawful and necessary action.

         2.13 Legend Certificates. Each stock certificate Parent delivers to the Stockholders will be imprinted with legends substantially in the following form:

THE SHARES THIS CERTIFICATE REPRESENTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN CONNECTION WITH A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF SUCH RULE.

        2.14Adjustment to Merger Consideration. The First Holdback Amount to be delivered pursuant to Section 2.7(b)(iii), will be adjusted as follows:

(a)     Adjustments for Asset Dispositions.

(i)     Truck Body Business Sale. The Surviving Corporation shall continue to operate the Truck Body Business after the closing in the Ordinary Course of Business including, without limitation, collecting all accounts receivable and paying all trade payables on a basis consistent with past practices, and paying other obligations incurred in the Ordinary Course of Business on a timely basis (subject to obligations being contested in good faith through appropriate action). The Parties agree that Vlietstra shall have full authority in his capacity as an officer of the Surviving Corporation to manage the affairs of the Truck Body Business and negotiate and enter into a sale of the assets relating to the Truck Body Business (excluding all accounts receivable for the Truck Body Business) (the “Truck Body Business Sale”) to a buyer of Vlietstra’s choosing for consideration determined by Vlietstra; provided, however, that Vlietstra may not, without the prior written consent of Parent, enter into any arrangement that has the effect of materially interfering with the Surviving Corporation’s use of its leased facilities in a manner consistent with the use by the Company prior to the Closing. If the Truck Body Business Sale is not consummated within one hundred twenty (120) days following the Closing, then the First Holdback Amount will be reduced by $400,000. If the Truck Body Business Sale is consummated within one hundred twenty (120) days following the Closing and the total sale consideration (including assumed liabilities) is less than $400,000, then the First Holdback Amount will be reduced by such difference. The Parent Parties agree that any amount by which the cash consideration in the Truck Body Business Sale exceeds $400,000 will be structured as compensation for a consulting and/ or non-compete agreement with the purchasing party to be given by Vlietstra and/or his designee in connection with the Truck Body Business Sale.

(ii)     Satisfaction of Note Receivable. The Parties agree that the Surviving Corporation and Vlietstra shall use their reasonable best efforts to, within 120 days following the Closing, cause the complete and final satisfaction of that certain note receivable from 1600 Washington LLC reflected on the Most Recent Balance Sheet (the “Note Receivable”), with a stated value of $2,000,000 (the “Stated Value”). If the full and final satisfaction of the Note Receivable is not obtained within one hundred twenty (120) days following the Closing, then the First Holdback Amount will be reduced by $1,345,000. If the full and final satisfaction of the Note Receivable is obtained within one hundred twenty (120) days following the Closing but the total cash received by the Company is less than the Stated Value, then the First Holdback Amount will be reduced by such difference (subject to a maximum reduction of $1,345,000 pursuant to this clause (ii)).

(iii)     Collection of Truck Body Business Receivables. The Parent Parties agree that they will exercise diligent, good faith efforts (consistent with past practices) to collect the Truck Body Business receivables (reflected on the Most Recent Balance Sheet with a carrying value of $747,475.38). All receivables collected from each customer shall, to the extent a balance for that customer is included in the receivables as of the Closing Date, be applied to the oldest outstanding receivables from such customer. The First Holdback Amount shall be reduced by the amount, if any, by which actual cash receipts from the Truck Body Business receivables within one hundred twenty (120) days following the Closing are less than $747,475.38, provided that, as a condition to any reduction in the First Holdback Amount pursuant to this Section, the Surviving Corporation must assign all right, title and interest in and to any of the Truck Body Business receivables that are then outstanding to Vlietstra.

(b)     Adjustments Exclusive. The adjustments pursuant to Section 2.14(a) shall be the exclusive adjustments to the First Holdback Amount, and to the extent the Truck Body Business Sale and/or the satisfaction of the Note Receivable occurs prior to the expiration of the First Holdback Period, the appropriate amounts (together with interest thereon) shall be distributed to Vlietstra from the First Holdback Amount at that time. Except for any such adjustments pursuant to Section 2.14(a), the First Holdback Amount shall not be subject to any set-off, reduction or holdback of any nature whatsoever.

(c)     Joint Account. The Parties acknowledge that Parent has established an interest bearing joint bank account at Bank of America on or before Closing into which all Holdbacks Amounts shall be deposited at Closing and held for the benefit of the Parties pursuant to the Agreement and pursuant to which all withdrawals on such account require the signatures of both an authorized representative of Parent and Vlietstra (the “Joint Account”). At Vlietstra’s sole option and expense, at any time that there are Holdback Amounts in the Joint Account, both parties shall take all necessary actions to release such amounts into an escrow account, provided, however, Parent shall have no obligation with respect hereto until such time as the parties have executed a mutually agreeable agreement governing the terms and conditions of such escrow account.

(d)     Shares Held in Escrow. Parent shall hold in escrow and safeguard all Parent Common Shares included in the Holdback Amounts. Parent shall treat such escrow as a trust fund in accordance with the terms of this Agreement and shall not treat such Parent Common Shares as the property of Parent. Parent shall hold and dispose of the Parent Common Shares only in accordance with the terms hereof. Any Parent Common Shares, or other securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into the Parent Common Shares, that are issued or distributed by Parent in respect of Parent Common Shares then held in escrow shall be added to the escrow fund. Cash dividends on Parent Common Shares shall not be added to the escrow fund, but shall be distributed to Vlietstra or his designee on the record date set for such dividend. Vlietstra shall have voting rights with respect to the Parent Common Shares contributed to the escrow fund (and on any voting securities added to the escrow fund in respect of such Parent Common Shares). Vlietstra agrees that he must not transfer or encumber the Parent Common Shares held in the escrow fund in any manner, and any action in violation of this restriction shall be void and ineffectual. Notwithstanding anything in this Section to the contrary, to the extent that Vlietstra is provided the opportunity to participate in an offer made generally available to the Parent’s other stockholders to exchange the Parent Common Shares and Vlietstra opts to participate in such offer, Parent shall be permitted to remove or exchange the Parent Common Shares and replace such shares with all replacement shares received in exchange for the Parent Common Shares.

ARTICLE 3.
PARENT PARTY REPRESENTATIONS AND WARRANTIES

        Each Parent Party represents and warrants to the Company and the Stockholders that the statements contained in this ARTICLE 3 are correct and complete as of the Closing Date.

         3.1 Entity Status. Each Parent Party is an entity duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Parent has the requisite power and authority to own or lease its properties and to carry on its business as currently conducted. The Parent Parties are each duly authorized to conduct their respective businesses and are in good standing under the laws of each jurisdiction where such qualification is required. There is no pending or Threatened Action (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any Parent Party.

         3.2 Power and Authority; Enforceability. Each Parent Party has the organizational power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Each Parent Party has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which a Parent Party is party has been duly authorized, executed and delivered by, and is Enforceable against, such Parent Party.

         3.3 No Violation. The execution and delivery of the Transaction Documents to which a Parent Party is party by such Parent Party and the performance and consummation of the Transactions by each Parent Party will not (i) Breach any Law or Order to which such Parent Party is subject or any provision of its Organizational Documents; (ii) Breach any Contract, Order, or Permit to which such Parent Party is a party or by which it is bound or to which any of its assets is subject; (iii) require any Consent, except any SEC and other filings required to be made by either Parent Party.

         3.4 Brokers’ Fees. No Parent Party has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Stockholder could become directly or indirectly Liable.

         3.5 Merger Sub. Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Merger Sub has not conducted any business activities and does not have any material Liabilities.

        3.6 Capitalization.

(a)     Parent’s authorized capital stock consists of: (i) 40,000,000 Parent Common Shares, of which 17,174,517 shares are issued and outstanding and no shares are held in treasury and (ii) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding Parent Common Shares (i) have been duly authorized, are validly issued, fully paid, and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, and (iii) were not issued in Breach of any Commitments.

(b)     Except as set forth above, (i) there are no shares of Parent’s capital stock issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating Parent to issue any securities other than (x) outstanding warrants exercisable for 410,000 Parent Common Shares, (y) as of April 15, 2003, outstanding stock options exercisable for 2,697,167 Parent Common Shares, and (z) certain rights to acquire preferred stock pursuant to a Rights Agreement of the Company dated October 18, 1993.

(c)     The Parent Common Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and nonassessable and will be issued in compliance with all applicable federal and state securities Laws.

         3.7 Parent’s Financial Statements. Parent’s financial statements, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly Parent’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Since the date of the most recent balance sheet included in the Parent Financial Statements, Parent has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP. Parent has available and on the Closing Date will have available, in cash and pursuant to existing credit agreements, sufficient funds to consummate the transactions contemplated hereby.

         3.8 Subsequent Events. Parent has made available to the Company all public filings and disclosures made with the SEC since December 31, 2002.

        3.9 Parent Review. Parent represents and warrants that:

(a)     It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company contemplated hereby, and is able to bear the economic risk of such investment indefinitely.

(b)     It has (i) had the opportunity to meet with representative officers and other representatives of the Company to discuss the Company’s business, assets, liabilities, financial condition, cash flow, and operations, and (ii) received all materials, documents and other information that it deems necessary or advisable to evaluate the Company Shares and the Transactions.

(c)     It has made its own independent examination, investigation, analysis and evaluation of the Company, including Parent’s own estimate of the value of the Company Shares.

(d)     It has undertaken such due diligence (including a review of the Company’s assets, properties, liabilities, books, records, and contracts) as Parent deems adequate, including that described above.

        Nothing in this Section will preclude the Parent Parties from relying on the representations, warranties, covenants, and agreements of the Company and the Stockholders herein or from pursuing their remedies with respect to a Breach thereof.

        3.10 Representations Complete. Except as and to the extent set forth in this Agreement, no Parent Party makes any representations or warranties whatsoever (INCLUDING, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to the Company or any Stockholder and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to the Company or any Stockholder or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or any Stockholder by any director, officer, employee, agent, consultant, or representative of any Parent Party or Affiliate thereof).

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

        Vlietstra represents and warrants to Parent that, except as set forth in the Schedules the Company has delivered to Parent on the Closing Date, the statements contained in this ARTICLE 4 are correct and complete as of the Closing Date.

         4.1 Entity Status. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has the requisite corporate power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. Schedule 4.1 lists the Company’s directors and officers. The Company has delivered to Parent correct and complete copies of the Company’s Organizational Documents, as amended to date. The Company is not in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of the Company.

         4.2 Power and Authority; Enforceability. The Company has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Company has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of the Company’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which the Company is party has been duly authorized, executed, and delivered by, and is Enforceable against, the Company. Vlietstra has the necessary power and authority to execute and deliver each Transaction Document to which he is a party and to perform and consummate the Transactions. Each Transaction Document to which Vlietstra is a party has been duly authorized, executed and delivered by, and is Enforceable against, Vlietstra.

         4.3 No Violation. Except as listed on Schedule 4.3, the execution and the delivery of the applicable Transaction Documents by the Company and the performance of its obligations hereunder and thereunder, and consummation of the Transactions by the Company will not (a) Breach any Law or Order to which the Company is subject or any provision of the Organizational Documents of the Company; (b) Breach any Contract, Order, or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (c) require any Consent, except any notifications or filings to the relevant state or federal regulatory agencies; or (d) trigger any rights of first refusal, preferential purchase, or similar rights.

        4.4 Brokers' Fees. The Company does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

        4.5 Capitalization; Shares and Stockholder Information.

(a)     Capitalization. The Company’s authorized Equity Interests consist of 200,000 Company Shares. Exhibit B sets forth the number of shares of each Equity Interest that are issued and outstanding and the number of shares of each Equity Interest that are held in treasury. All of the issued and outstanding Company Shares: (1) have been duly authorized and are validly issued, fully paid, and nonassessable, (2) were issued in compliance with all applicable state and federal securities Laws, (3) were not issued in Breach of any Commitments, and (4) as of the Closing Date are held of record and owned beneficially by the Stockholders as set forth in Exhibit B. The Company has no Commitments outstanding and has no obligation to issue any Commitments.

(b)     Shares and Stockholder Information. As of the Closing Date, each Stockholder holds of record and owns beneficially the number of Company Shares as set forth next to such Stockholder’s name in Exhibit B, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws). With respect to each Stockholder, Exhibit B also sets forth the address of such Stockholder as of the Closing Date. Except as set forth on Schedule 4.5(b), no Stockholder is a party to any (i) Contract that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement) or (ii) other Contract with respect to any Equity Interests of the Company.

         4.6 Records. The copies of the Company’s Organizational Documents that were provided to Parent are accurate and complete in all material respects and reflect all amendments made through the Closing Date. The Company’s minute books and other records made available to Parent for review were correct and complete as of the date of such review, no further entries have been made through the Closing Date other than resolutions approving the Transactions, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders and directors of the Company taken at a meeting, or by written consent in lieu thereof, since formation.

         4.7 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, nor is the Company a participant in any joint venture, partnership, or similar arrangement.

        4.8 Financial Statements. Set forth on Schedule 4.8 are the following financial statements (collectively the "Financial Statements"):

(a)     unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended September 30, 2001 and 2002 for the Company; and

(b)     an unaudited balance sheet (the “Most Recent Balance Sheet”) and statement of income (together with the Most Recent Balance Sheet, the “Interim Financial Statements”) as of and for the six months ended the last day of the last full calendar month immediately preceding the Closing (the “Most Recent Balance Sheet Date”) for the Company.

        The Financial Statements present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and may lack footnotes and other presentation items. The Most Recent Balance Sheet presents fairly in all material respects the financial condition of the Company as of the Most Recent Balance Sheet Date, and (to the Knowledge of Vlietstra) has been prepared substantially in accordance with GAAP; provided, however, that the Most Recent Balance Sheet is subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lacks footnotes and other presentation items. Since the Most Recent Balance Sheet Date, the Company has not effected any change in any method of accounting or accounting practice, except for (x) any such change required because of a concurrent change in GAAP or (y) any such change approved in writing by Parent. The net working capital of the Company (current assets minus current liabilities as determined on a basis consistent with that used in preparing the Most Recent Balance Sheet) at the time of Closing is not less than $1,700,000.

         4.9 Subsequent Events. Except as set forth in Schedule 4.9, since the Most Recent Balance Sheet Date the Company has operated in the Ordinary Course of Business and, as of the Closing Date, there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing and except as otherwise contemplated by this Agreement or set forth in Schedule 4.9, since the Most Recent Balance Sheet Date, none of the following have occurred:

(a)     The Company has not sold, leased, transferred, or assigned any assets other than in the Ordinary Course of Business and sales of assets not exceeding $20,000 singularly or $50,000 in the aggregate.

(b)     The Company has not entered into any Contract (or series of related Contracts) other than agreements involving less than $10,000 or in the Ordinary Course of Business.

(c)     No Encumbrance has been imposed upon any assets of the Company.

(d)     The Company has not made any capital expenditure (or series of related capital expenditures) other than those involving less than $20,000 individually, $50,000 in the aggregate, or in the Ordinary Course of Business.

(e)     The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person other than investments, loans and acquisitions involving less than $10,000 singularly, $50,000 in the aggregate, or in the Ordinary Course of Business.

(f)     The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $10,000 individually or $50,000 in the aggregate.

(g)     The Company has not canceled, compromised, waived, or released any Action (or series of related Actions).

(h)     The Company has not granted any Contracts or any rights under or with respect to any Intellectual Property.

(i)     There has been no change made or authorized to be made to the Organizational Documents of the Company.

(j)     The Company has not issued, sold, or otherwise disposed of any of its Equity Interests.

(k)     The Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests.

(l)     The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties.

(m)     The Company has not made any loan to, entered into any Contract with, or made any payments to any of its directors, officers, shareholders, or employees, except salaries paid in the Company’s ordinary course of business.

(n)     The Company has not entered into any legally binding employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

(o)     The Company has not committed to pay any bonus or granted any increase in the base compensation of any director or officer, or an employee outside the Ordinary Course of Business.

(p)     The Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan).

(q)     The Company has not made any other change in employment terms for any officer or employee outside the Ordinary Course of Business.

(r)     The Company has not made or pledged to make any charitable or other capital contribution. (s) The Company has not committed to any of the foregoing.

(s)     The Company has not committed to any of the foregoing.

         4.10 Liabilities. To the Knowledge of the Company, the Company does not have any Liability, except for (a) Liabilities quantified on the face of the Most Recent Balance Sheet (or in any notes thereto) and not heretofore paid or discharged, (b) Liabilities that have arisen after the Most Recent Balance Sheet Date in the Ordinary Course of Business and none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law, or arose out of any Action or Order, (c) obligations that exist under any Contract listed on Schedules 4.14, 4.17, 4.20, or 4.25 or other such Contracts which would have been required to be disclosed on such Schedules, except that such Contracts did not meet the relevant minimum reporting threshold amount, and (d) Liabilities contemplated by and incurred as a result of this Agreement.

         4.11 Legal Compliance. The Company has complied with all applicable Laws, and no Action is pending or (to the knowledge of the Company) Threatened against it alleging any failure to so comply. No material expenditures are required of the Company at the time of the Closing in order to bring the Company and its business and operations into compliance with applicable Law.

         4.12 Tax Matters. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were accurate, correct and complete in all respects and accurately reflect the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. All Taxes the Company owes have been paid. No Action has ever been initiated or, to the Knowledge of the Company, Threatened by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Encumbrances for Taxes not yet due.

(a)     The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, holder of its Equity Interests, or other third party.

(b)     To the Knowledge of Company, there is no Threatened assessment of, or any basis for, any additional Taxes for any period for which Tax Returns have been filed. No Action concerning any Tax Liability of the Company exists or has ever been claimed or raised, or to the Knowledge of the Company may be claimed or raised. The Company has made available to the Parent copies of all Tax Returns filed with respect to the Company for taxable periods on or after December 31, 1998, and identified those Tax Returns that have been audited. Schedule 4.12(b) lists all Tax Returns filed with respect to the Company for taxable periods on or after December 31, 1998, and indicates those Tax Returns that have been audited. The applicable statute of limitations for the assessment of Taxes for taxable periods ending before December 31, 1998 has expired. The Company has delivered to Parent correct and complete copies of all federal and state Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1998.

(c)     The Company has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)     The Company is not required to include in income any adjustment pursuant to Code Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change in accounting method).

(e)     The reserves for Taxes (determined in accordance with GAAP) reflected in the most recent financial statements of the Company is adequate in accordance with GAAP for the payment of all Taxes incurred or which may be incurred by the Company through the Closing Date.

(f)     The Company is not party to any agreement, plan, Contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g)     The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations.

(h)     The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code are adequately disclosed on the Tax Returns in accordance with Section 6662(d)(2) of the Code and the Company reasonably believes that the tax treatment of such item was more likely than not to be the proper treatment.

(i)     The Company is not a party to any Tax allocation or sharing Contract.

(j)     Schedule 4.12(m) sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis of the Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to the Company; and (iii) all material elections with respect to Taxes affecting the Company.

         4.13 Title to and Condition of Assets. Except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date and except as provided in the Security Agreement, the Company has good and marketable title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets (a)  shown on the Interim Financial Statements, or (b) materially used in the conduct of its business as currently conducted, in each case free and clear of all Encumbrances except for (i) liens for taxes, assessments, governmental charges or claims that are not yet due; (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’ materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security; and (iv) purchase money liens and liens securing rental payments under capital lease arrangements appropriately reflected in the Financial Statements. Each such tangible asset is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used.

         4.14 Real Property. The Company does not own any real property. Schedule 4.14 lists all real property the Company leases. Schedule 4.14 contains an accurate and complete list of all leases and other Contracts to which the Company is a party in respect of real property the Company leases, accurate and complete copies of which have been delivered to Parent. Except as set forth on Schedule 4.14, all of such leases included on Schedule 4.14 are Enforceable against the Company, and, to the Company’s Knowledge, the applicable counter-parties.

         4.15 Intellectual Property. The Company owns, or possesses rights to use, all Intellectual Property used in its business as currently conducted. No Consent of any Person is required for the Company’s interest in such Intellectual Property to continue to be Enforceable by the Surviving Corporation immediately following the Transactions. The Company’s use of such Intellectual Property in its business as currently conducted (and the operation of its business) does not infringe upon any rights any other Person owns or holds.

         4.16 Inventory. The Company’s inventory consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as has been written down on the face of the Most Recent Balance Sheet (or reflected in the notes thereto), none of which is slow-moving, obsolete, damaged, or defective. Any inventory that has been written down has either been written off or written down to its net realizable value. Except for the inclusion of overhead in work in process valuation as requested by Parent, there has been no change in inventory valuation standards or methods with respect to the inventory in the prior three years. The Company does not hold any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from the Company. Schedule 4.16 accurately and completely lists all Truck Body Business inventory held at customer locations, including the amount of inventory at each location.

         4.17 Contracts. Except as otherwise disclosed in Schedules 4.14, 4.20 and 4.25, Schedule 4.17 lists the following Contracts to which the Company is a party as of the Closing Date:

(a)     Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum.

(b)     Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will or does extend over a period of more than one year, to the Knowledge of the Company result in a loss to the Company, or involve consideration in excess of $10,000 in any twelve month period.

(c)     Any Contract concerning an investment in a limited liability company, partnership, joint venture, or other entity.

(d)     Any Contract (or group of related Contracts) under which the Company has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease, or any Contract under which it has imposed or the Company has suffered to exist an Encumbrance on any of its assets, in each case involving greater than $5,000.

(e)     Any Contract concerning noncompetition or material Contract concerning confidentiality.

(f)     Any Contract with any Stockholder or any Affiliates of any Stockholder that will survive the Closing.

(g)     Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits in excess of $20,000.

(h)     Any Contract under which it has advanced or loaned any amount to any of its directors or officers or any Stockholder or, outside the Ordinary Course of Business, to its employees that are not Stockholders or Affiliates of any Stockholder.

(i)     Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $12,000 during any twelve month period.

        The Company has delivered to Parent a correct and complete copy of each written Contract (as amended as of the Closing Date) listed in Schedule 4.17 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.17. With respect to each such Contract:

(i)	the Contract is Enforceable by the Company;

(ii)	the Contract will continue to be Enforceable on identical terms immediately following the consummation of the Transactions;

(iii)	the Company (and to its Knowledge, any counter-party) is not in Breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a Breach under the Contract

(iv)	the Company has not waived any Breach by any counter party to such Contract; and

(v)	no party to the Contract has repudiated any provision thereof.

         4.18 Receivables. All of the Receivables (net of any reserves reflected on the Most Recent Balance Sheet) are Enforceable, represent bona fide transactions, and arose in the Ordinary Course of Business of the Company, and are reflected properly in their books and records. All of the Receivables (net of any reserves reflected on the Most Recent Balance Sheet) are good and collectible receivables, are current, and will be collected in accordance with past practice and the terms of such Receivables (and in any event within twelve months following the Closing Date), without set off or counterclaims. To the Knowledge of the Company, no customer or supplier of the Company has any basis to believe that it has or would be entitled to any payment terms other than terms in the Ordinary Course of Business, including any prior course of conduct.

        4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         4.20 Insurance. Schedule 4.20 contains accurate and complete, (i) lists of all insurance policies currently carried by the Company, (ii) lists of all claims made by or on behalf of the Company under any insurance policy, including insurance loss runs or workers’ compensation claims received, for the past three policy years, and (iii) copies of all insurance policies currently in effect. The Company currently maintains policies of casualty, liability and other forms of insurance in such amounts and against such risks and losses, including such levels of self-insured retention, as are reasonably prudent. During the previous three years, no insurance that the Company has carried has been canceled nor has any such cancellation been, to the Knowledge of Company, Threatened.

         4.21 Litigation. Schedule 4.21 sets forth each instance in which the Company (a) is subject to any outstanding Order or (b) is a party, the subject of, or, to the Company’s Knowledge, is Threatened to be made a party or the subject of any Action. No Action required to be set forth in Schedule 4.21 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to the Company, and the Company has no Knowledge that any such Action may be brought against the Company.

         4.22 Product Warranty. Each product the Company has designed, manufactured, sold, leased, or delivered has been in conformity with all applicable Law, Contracts, and all express and implied warranties, and the Company has no Liability in excess of reserves reflected on the Most Recent Balance Sheet for replacement or repair thereof or other Damages in connection therewith. No product designed, manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease. Schedule 4.22 includes copies of the terms and conditions of sale or lease used by the Company (containing and/ or incorporating applicable warranty, guaranty and similar Liability indemnity provisions) during the year immediately preceding the Closing.

         4.23 Product Liability. The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by the Company.

         4.24 Labor; Employees. To the Company’s Knowledge, no executive or key employee, or group of employees acting together, has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining Contract, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice (as determined under any Law). To the Company’s Knowledge, there is no organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any the Company’s employees. The Company owes no severance benefits, whether contingent or otherwise.

         4.25 Employee Benefits. Schedule 4.25 lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that the Company maintains or to which the Company contributes. With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Company or any ERISA Affiliate, (a) no withdrawal Liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal Liability has not been satisfied, (b) no Liability to the PBGC has been incurred by the Company or any ERISA Affiliate, which Liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to any such employee benefit plan, such plan has been funded and been maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

        4.26 Environmental, Health, and Safety Matters.

(a)     The Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b)     The Company has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such material Permits is set forth in Schedule 4.26(b). Such Permits are in full force and effect, free from Breach, and the Transactions will not adversely affect them.

(c)     The Company has not received within the last five (5) years any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial, or corrective Liabilities, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d)     None of the following exists at any property or facility currently or previously owned or operated (whether by fee interest, leasehold interest, or otherwise) by the Company: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e)     The Company has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage, or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements. For this section “Hazardous Materials” means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental, Health, and Safety Requirement, including the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, and the Resource Conservation and Recovery Act.

(f)     The Transactions will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any Environmental, Health, and Safety Requirements including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(g)     The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h)     No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages or any other Liabilities under Environmental, Health, and Safety Requirements.

         4.27 Customers and Suppliers. Schedule 4.27 lists the Company’s (a) ten largest customers in terms of sales during the 12 month period ended as of September 30, 2002, and states the approximate total sales by the Company to each such customer during such period, respectively and (b) ten largest suppliers during the 12 month period ended as of September 30, 2002. Except as set forth in Schedule 4.27, the Company has not, to its Knowledge, received notice of termination or an intention to terminate the relationship with the Company from any customer or supplier.

         4.28 Permits. The Company possesses all Permits required to be obtained for its businesses and operations. Schedule 4.28 sets forth a list of all such material Permits. Except as set forth in Schedule 4.28, with respect to each such Permit:

(a)     it is valid, subsisting and in full force and effect;

(b)     there are no violations of such Permit that would result in a termination of such Permit; and

(c)     the Company has not received notice that such Permit will not be renewed; and

(d)     the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

         4.29 Foreign Corrupt Practices Act Compliance. The Company has not, directly or indirectly, in connection with its business, made or agreed to make any payment to any Person connected with or related to any Governmental Body, except payments or contributions required or allowed by applicable Law.

         4.30 Certain Business Relationships with the Company. Except as set forth on Schedule 4.30, no Stockholder or any of its Affiliates has any Contract with the Company within the past twelve months, and no Stockholder or any of its Affiliates owns any asset that is used in the Company’s business.

         4.31 Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the Schedules) or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. The Company has provided Parent with correct and complete copies of all documents listed or described in the Schedules.

        4.32 Termination of Certain Contracts. As of the Closing Date,

(a)     That certain Company Stock Option Plan, dated as of January 27, 1995, has been terminated by the Company, is of no further force or effect, and the Company has no obligation or Liability thereunder.

(b)     All outstanding stock option grants and related agreements made by the Company have been terminated by all relevant parties, are of no further force or effect and the Company has no obligation or Liability with respect thereto.

(c)     That certain Employment Agreement, by and between the Company and Vlietstra has been terminated by all of the parties thereto, is of no further force or effect, and the Company has no obligation or Liability with respect thereto.

(d)     That certain Employment Agreement, dated as of October 1, 2001, by and between the Company and Howard Magor has been terminated by all of the parties thereto, is of no further force or effect, and the Company has no obligation or Liability with respect thereto.

(e)     That certain Stock Purchase Agreement, dated as of 1984, by and between the Company and the Howard H. Magor has been terminated by all of the parties thereto, is of no further force or effect, and the Company has no obligation or Liability with respect thereto.

(f)     That certain Deferred Compensation Plan, dated as of April 9, 1998,by the Company in favor of Robert L. Watson, Sr. has been terminated, is of no further force or effect, and the Company has no obligation or Liability with respect thereto.

(g)     That certain Verbal Equipment Rental Agreement between Nicobar Equipment Leasing LLC (“Nicobar”) and the Company has been terminated, is of no further force or effect, and the Company has no obligation or Liability with respect thereto.

         4.33 Representations Complete. Except as and to the extent set forth in this Agreement, neither the Company nor any Stockholder makes any representations or warranties whatsoever (INCLUDING, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to any Parent Party and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to any Parent Party or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Parent Party by any director, officer, employee, agent, consultant, or representative of the Company or Stockholders).

ARTICLE 5.
INDEMNIFICATION

        5.1 Survival of Representations and Warranties. Vlietstra agrees that

(a)     From and after the Closing and subject to the provisions of this Article, each representation and warranty contained in ARTICLE 4 and any certificate related to such representations and warranties will survive the Closing and will continue in full force and effect for two (2) years thereafter, except the representations and warranties set forth in Sections 4.12 and 4.26, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for three (3) years if there is no applicable statute of limitations), but they will survive indefinitely with respect to any Breach thereof that is a result of actual (rather than constructive) fraud.

(b)     Each representation and warranty of Parent contained in ARTICLE 3 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for two (2) years thereafter.

(c)     Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

         5.2 Indemnification Provisions for Parent’s Benefit. Subject to the other provisions of this Article 5, from and after the Closing, Vlietstra will indemnify and hold the Stockholder Indemnitees harmless from and pay any and all Damages caused by any one of the following:

(a)     Any Breach of any representation or warranty Vlietstra has made in this Agreement.

(b)     Any Breach by Vlietstra of any covenant or obligation of Vlietstra set forth in this Agreement.

(c)     Any Liability arising from the operation and ownership of, or conditions occurring with respect to, the Company prior to the Closing, except for (a) Liabilities quantified on the face of the Most Recent Balance Sheet (or in any notes thereto) and not heretofore paid or discharged, (b) Liabilities that have arisen after the Most Recent Balance Sheet Date in the Ordinary Course of Business and none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law, or arose out of any Action or Order, (c) obligations that exist under any Contract listed on Schedules 4.14, 4.17, 4.20, or 4.25 or other such Contracts which would have been required to be disclosed on such Schedules, except that such Contracts did not meet the relevant minimum reporting threshold amount, or (d) Liabilities contemplated by and incurred as a result of this Agreement; provided, however, that no claim shall be asserted pursuant to this Section 5.2(c), if (i) such claim for Damages could also have been asserted under Section 5.2(a) but is precluded from being brought under such Section as a result of the limitations on survival set forth in Section 5.1, or (ii) such claim is not asserted prior to the expiration of the fourth anniversary of the Closing Date.

(d)     Any liabilities of the Company that were assigned or otherwise transferred to any Stockholder or Affiliate prior to the Merger.

(e)     Any demand, action or proceeding against the Surviving Corporation under or arising out of that certain Continuing and Unconditional Guaranty between it and Bank of American, N.A. dated July 1, 2000 (the “Guaranty”), but only to the extent such demand, action or proceeding is not caused by (i) a failure of the Surviving Corporation to pay rent it is obligated to pay under the lease arrangements described in the Real Estate Closing Letter, or (ii) a breach or default that first occurs after the Closing Date by the Surviving Corporation under (A) the Guaranty, (B) that certain Tax Regulatory Agreement by and among Industrial Development Authority of the County of Riverside, Riverside, the Company, and Nicobar, dated as of July 1, 2000, (C) that certain Subordination Agreement between the Company, Riverside and Bank of America, N.A., dated as of June 22, 2001, (D) that certain Letter of Credit and Reimbursement Agreement dated as of July 1, 2000 between the Company, Riverside and Bank of America, N.A., (E) that certain Security Agreement (Receivables, Inventory and Equipment), dated March 22, 1999, by the Company and Bank of America, N.A. (“Security Agreement”), or (F) that certain No Arbitrage Certificate of the Authority (collectively, including the Guaranty and Security Agreement, the “Guaranty Documents”).

         5.3 Indemnification Provisions for the Stockholders’ Benefit. The Parent Parties will, jointly and severally, indemnify and hold the Parent Indemnitees harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any of the following:

(a)     Any Breach of any representation or warranty any Parent Party has made in this Agreement.

(b)     Any Breach by any Parent Party of any covenant or obligation of any Parent Party set forth in this Agreement.

(c)     Any event arising from the operation and ownership of, or conditions occurring with respect to, the Company after 11:59 p.m. on the Closing Date.

        5.4 Indemnification Claim Procedures.

(a)     If any Action is commenced in which any Party is a party that may give rise to a claim for indemnification against any Indemnitor (an “Indemnification Claim”) then such Party (the “Indemnitee”) will promptly notify, but in no event more than fifteen days following such Party’s receipt of such Action, the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor (as applicable) of any Liability that it may have to the Party, except to the extent the defense of such Action is materially prejudiced by the Party’s failure to give such notice and the Indemnitor shall have no Liability for any expenses incurred by the Indemnitee during the period in which such notice is delinquent.

(b)     Any Indemnitor shall have the right to defend the Indemnitee against the Action with counsel of its choice reasonably satisfactory to the Indemnitee so long as the Indemnitor notifies the Indemnitee in writing within fifteen days after the Indemnitee has given notice of the Action that the Indemnitor will assume the defense of such Action. Any Indemnitee shall provide the Indemnitor or its counsel with commercially reasonable access to the Indemnitee’s books, records and personnel as may be necessary for Indemnitor to provide the defense described herein. Vlietstra may use the Second Holdback Amount, the Third Holdback Amount and the Fourth Holdback Amount (collectively, the “Indemnification Holdback Amounts”), to the extent available, to satisfy any costs and expenses associated with any Indemnification Claim.

(c)     The Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Action. The Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Action without the prior written consent of the Indemnitor.

        5.5 Limitations on Indemnification Liability. All claims made under this ARTICLE 5 will be limited as follows:

(a)     Cap on Liability. Anything contained in this Agreement to the contrary notwithstanding (x) unless otherwise expressly authorized by Vlietstra, any and all Liability of Vlietstra for Damages shall be satisfied exclusively from the Indemnification Holdback Amounts until the Indemnification Holdback Amounts have been depleted, and (y) Vlietstra’s aggregate Liability for Damages under this Agreement, other than an Indemnification Claim pursuant to Section 5.2(e) which shall not be limited in amount and shall not reduce Vlietstra’s liability under this Section, shall not exceed the Ceiling (as defined below). The “Ceiling” initially shall be $4,770,000 in the aggregate (which amount is inclusive of the Holdback Amounts as opposed to being in addition thereto). The Ceiling shall be automatically reduced, dollar for dollar, by the amount of all Authorized Off-Sets and all other amounts paid by Vlietstra in respect of Indemnification Claims. The Ceiling also shall be automatically reduced, dollar for dollar, by one-half of the cumulative amount of EBITDA (as defined below) following the Effective Date. Notwithstanding the immediately preceding sentence, if an Indemnification Claim is made that exceeds the aggregate amount of the then remaining Indemnification Holdback Amounts that have not previously been reserved in respect of an Indemnification Claim that is pending (an “Excess Claim”), then for purposes of such Excess Claim the Ceiling shall not thereafter continue to be automatically reduced based on EBITDA to an amount less than the aggregate Excess Claims; provided, however, that for clarification (i) all amounts actually paid by Vlietstra (including Authorized Off-Sets) to resolve such Excess Claim and/or any other Indemnification Claims shall reduce the Ceiling for such Excess Claim and all other Indemnification Claims, and (ii) the Ceiling shall continue to be automatically reduced based on EBITDA for all other purposes including all other existing or future Indemnification Claims (excluding Excess Claims once made). As used in this Section 5.5, “EBITDA” means the net operating earnings of the Surviving Corporation (and its successors) following the Effective Date (but excluding EBITDA attributable to the Truck Body Business), calculated without deduction of interest expense, income taxes, depreciation expense or amortization expense, and including only net operating earnings that result from operations of the business in the ordinary course or that are reasonably expected to be recurring based on information available at the date of calculation. In addition, EBITDA shall exclude all overhead allocations and similar charges from Parent and its Affiliates. Unless expressly provided otherwise in this Section 5.5(a), EBITDA shall be determined in accordance with the accounting methodology used in preparing the Statement of Income included in the Interim Financial Statements and otherwise in accordance with GAAP. The Parent shall deliver to Vlietstra a reasonably detailed report setting forth the calculation of EBITDA on an annual basis by March 31 of each year and on a cumulative basis concurrently with the making of any Indemnification Claim (cumulative through the last day of the last full calendar month preceding the Indemnification Claim). Upon the request of Vlietstra, the Parent shall promptly provide to Vlietstra an explanation and back up information reasonably necessary to substantiate the calculation of EBITDA.

(b)     Parent Parties’ Ceiling. The Parent Parties’ aggregate Liability for money Damages under this Agreement related to Breaches of the representations, warranties, and covenants herein will not, excluding liability for failure to pay upon Closing the Merger Consideration required to be paid upon Closing, exceed an amount equal to the total possible Liability of Vlietstra under Section 5.5(a), provided that the limitation contemplated hereby will not be applicable with respect to instances of actual (but not constructive) fraud by a Parent Party.

(c)     Limitation on Amount. There shall be no Liability with respect to claims under Section 5.2 until the total of all Damages with respect to such matters exceeds $150,000 at which time Vlietstra will be Liable for all Damages (subject to such other limitations found herein), including the first $150,000. There shall be no Liability with respect to claims under Section 5.3 until the total of all Damages with respect to such matters exceeds $150,000 at which time the Parent Parties will be Liable for all Damages (subject to such other limitations found herein), including the first $150,000.

         5.6 Authorized Set-Offs Against Holdback Amounts. Until expiration of the Fourth Holdback Period, Parent is entitled to set-off (on a dollar-for-dollar basis) against the Indemnification Holdback Amounts (in order of the Holdback Amounts and during the Third Holdback Period using either Parent Common Shares or cash in the Third Holdback Amount, at the election of Vlietstra) established pursuant to Section 2.7(b) all obligations of Vlietstra to pay Damages to Parent under this Agreement where such set-off and payment of such Damages is specifically approved in writing by either Vlietstra or pursuant to any final and binding determination pursuant to Section 7.7 (“Authorized Set-Offs”). Vlietstra must, in any instance in which Parent is entitled to an Authorized Set-Off, execute such documents and take such action as may be necessary to direct and enable the disbursement of amounts from the Joint Account in which the Indemnification Holdback Amounts are then held, or, if payment is to be tendered using Parent Common Shares, to direct and enable the release and transfer of those Parent Common Shares to Parent (provided that Vlietstra may elect to pay cash to satisfy Damages in lieu of a set-off against Parent Common Shares, but such election shall not accelerate the release of any of the Parent Common Shares). For purposes of this Section 5.6, the value of any Indemnification Holdback Amounts comprised of Parent Common Shares that are used to satisfy Damages payable to Parent will be the average closing price quoted by NASDAQ per share of Parent Common Stock for the twenty trading days ending five calendar days prior to the date that payment of Damages is actually due. Except as specifically provided in this Section 5.6 and in Section 2.14, the Merger Consideration including all Holdback Amounts shall not be subject to any set-off, reduction or holdback of any nature whatsoever.

         5.7 Option to Pay in Parent Common Shares. If Vlietstra has an obligation to pay Damages to Parent under this ARTICLE 5, Vlietstra may satisfy the obligation by surrendering for redemption that quantity of shares of Parent Common Shares equal in value to the Damages (but any tender of Parent Common Shares will not accelerate any release of the Holdback Amounts). For purposes of this Section 5.7, the value of Parent Common Shares will be the average closing price quoted by NASDAQ per share of Parent Common Stock for the twenty trading days ending five calendar days prior to the date that payment of Damages is actually made by Vlietstra.

         5.8 Indemnification if Negligence of Indemnitee. Each Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnitee’s consummation of the Transactions.

        5.9 Other Indemnification Provisions.

(a)     The Parties agree that the remedies provided in this Section 5 are the exclusive remedies for any Damages resulting from any Breach of a representation, warranty, or covenant contained in this Agreement.

(b)     Any Liability of the Company to any Parent Indemnitee under this Agreement will terminate for all purposes upon Closing and have no further force or effect.

(c)     A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

(d)     All indemnification payments under this Section 5 shall be deemed adjustments to the Purchase Price. In determining the amount of Damages, the amount of any insurance benefits or Tax benefits (federal, state or local) to be realized by the Indemnitee by reason of or relating to such claims shall be taken into consideration.

ARTICLE 6.
POST-CLOSING COVENANTS

         6.1 Rule 144 Compliance. The Parent Parties will use good faith efforts to comply with the public information requirements of Rule 144(c)(1) of the Securities Act. The Parent Parties shall exercise all commercially reasonable efforts necessary to ensure that Parent Common Shares, or any successor shares issued to the Stockholders as the result of any merger or sale of the Parent, remain authorized for listing on NASDAQ or another national stock exchange or quotation system.

         6.2 Additional Agreements of Employment. Vlietstra will use his good faith efforts to cause (i) Randall L. Granus to enter into an employment agreement with the Company, substantially in a form acceptable to the Surviving Corporation and (ii) Robert Watson to enter into an employment agreement with the Company in a form acceptable to the Surviving Corporation.

         6.3 Release of Guaranty. The Parties will each use their best efforts to cause Bank of America, N.A. to terminate the Guaranty and Security Agreement, and release the Company from all obligations thereunder, upon the most favorable terms possible, provided that neither Vlietstra nor Riverside will be required to pay any costs or expenses in connection with obtaining such termination and release. Vlietstra agrees that he will not, and he will ensure that Riverside, Nicobar and his spouse do not, take or omit to take any action if such action or omission materially increases the “Indebtedness” guaranteed by the Surviving Corporation under the Guaranty. The Parties agree that the Surviving Corporation may, with the prior written consent of Vlietstra which consent cannot be unreasonably withheld, deliver to Bank of America, N.A. a “Revocation of Guaranty” to the extent permitted by Section 12 of the Guaranty.

ARTICLE 7.
MISCELLANEOUS

         7.1 Schedules. Except as provided otherwise in the Schedules, disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         7.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions. The Stockholders are third party beneficiaries under this Agreement. Except for the Stockholders and as expressly contemplated by ARTICLE 5, there are no third party beneficiaries having rights under or with respect to this Agreement.

         7.3 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

         7.4 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent, (before the Closing) the Company, and (after the Closing) Vlietstra; provided, however, that the sale or transfer of equity interests in the Company or any Parent Party after the Closing is not a violation of this provision.

         7.5 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent and after Closing to Surviving Corporation: Prime Medical Services, Inc. 1301 Capital of Texas Hwy., Suite C-300 Austin, Texas 78746 Attn: President Fax: (512) 328-8510

Copy to (which will not constitute notice):

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
300 West Sixth Street, Suite 2100
Austin, Texas 78701
Attn: Timothy L. LaFrey
Fax: (512) 703-1111

If to Vlietstra:

Klaas F. Vlietstra
401 Wilshire Boulevard, Suite 1060
Santa Monica, California 90401
Fax: (310) 917-3329

Copy to (which will not constitute notice):

Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, California 90401
Attn: David S. Kyman, Esq.
Fax: (310) 570-4901

        Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         7.6 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Beaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

         7.7 Binding Arbitration. Except for disputes where the only remedy sought is an equitable remedy, all disputes arising under this Agreement (“Disputes”), will be resolved as follows:

(a)     Vlietstra and senior management of Parent will meet to attempt to resolve such disagreements.

(b)     If the Dispute cannot be resolved by agreement of the Parties, any Party may at any time make a written demand for binding arbitration of the Dispute in accordance with this Section 7.7 (a “Demand”) to the other Party (the “Respondent”).

(c)     The arbitration will take place in Dallas, Texas administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Streamlined Arbitration Rules and Procedures, provided, however, that the Parties shall have the right to conduct discovery through depositions, interrogatories, requests for admission, and/or requests for production of documents, subject to the supervision of the arbitrator.

(d)     Unless an arbitrator has been previously selected by agreement of the Parties, a JAMS case manager may attempt to facilitate agreement among the Parties regarding selection of the arbitrator. If the Parties do not agree on an arbitrator, the case manager shall send the Parties a list of at least five (5) arbitrator candidates. The case manager shall also provide each Party with a brief description of the background and experience of each arbitrator candidate. Within seven (7) calendar days of service upon the Parties of the list of names, each Party may strike two (2) names , and shall rank the remaining arbitrator candidates in order of preference. The remaining arbitrator candidate with the highest composite ranking shall be appointed the arbitrator.

(e)     The Demand shall set forth in reasonable detail the factual basis of the claim, the amount involved, and any remedy sought. Respondent may file an answer and counterclaim within 20 days of Respondent’s receipt of the Demand, and the claimant shall file a reply to the counterclaim within 20 days thereafter. Arbitration shall take place within 120 days from the expiration of the time for filing arbitration pleadings as set forth above, unless the arbitrator concludes that additional time is appropriate.

(f)     The cost of arbitration shall be borne equally by the Parties.

(g)     Upon rendering of the arbitration award, each Party shall have ten days to seek reconsideration of the award, which reconsideration may be granted or denied in the discretion of the arbitrator. Any arbitration award shall be deemed final 10 business days after it is rendered, unless an application for reconsideration has been made. Only one such application for reconsideration may be made by each Party for any claim made hereunder. Any award after a reconsideration shall be final upon being served upon the Parties.

(h)     Either Party may apply to any court of competent jurisdiction to enter judgment on the award or otherwise enforce the award.

        7.8 Time. Time is of the essence in the performance of this Agreement.

         7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         7.10 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

         7.11 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of Law principles; provided, however, that Corporate Law shall, to the extent necessary, govern the Merger and its legal effects.

         7.12 Amendments. After the Stockholders approve and adopt this Agreement and the Merger, no amendment to this Agreement may be made, unless Vlietstra approves such amendment. Amendments to this Agreement must be in writing that the Company and Parent Parties have signed.

        7.13 Extensions; Waiver.

(a)     At any time prior to the Merger, the Parent Parties, on the one hand, and the Company, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

(b)     No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

         7.14 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced

         7.15 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (and the Company will bear Vlietstra’s costs and expenses up to the amount stated for those expenses in payoff letters delivered to Parent pursuant to Section 2.14(a)) incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

         7.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended prior to the Closing Date and all rules and regulations promulgated thereunder prior to the Closing Date, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

         7.17 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

[signature page follows]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Prime Medical Services, Inc.

By: _________________________________________________
       John Q. Barnidge, Senior Vice President and
       Chief Financial Officer

ABC Merger Co.

By: _________________________________________________
       John Q. Barnidge, President and
       Secretary

Aluminum Body Corporation

By: _________________________________________________
       Klaas F. Vlietstra, President and Secretary

       _________________________________________________
Klaas F. Vlietstra, individually as a Stockholder

S-1

SCHEDULE I
to the Merger Agreement

DEFINITIONS

        “Action” means any claim, lawsuit, litigation, arbitration, mediation, hearing, inquiry, demand, or similar proceeding.

        “Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, of 50% or more of the voting Equity Interests of a Person, or the power, directly or indirectly, to vote 50% or more of the voting Equity Interests of a Person.

        “Agreement” is defined in the preamble to this Agreement.

      “Answer” is defined in Section 7.7(b).

        “Asset Purchase Agreement” means that certain Asset Purchase Agreement by and between Nicobar and AK Associates, L.L.C., dated as of the Effective Time.

        “Breach” means any breach, default or violation, or any other act or omission that would, with the giving of notice, the passage of time or both, constitute a breach, default or violation.

        “Cash Consideration” is defined in Section 2.7(b).

      “Claimant” is defined in Section 7.7(b).

      “Closing” is defined in Section 2.2.

      “ Closing Date” is defined in Section 2.2.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

        “Company” is defined in the preamble to this Agreement.

        “Company Shares” is defined in the recitals to this Agreement.

Schedule I-1

        “Company Stock Certificate” is defined in Section 2.7(b).

        “Consent” means any consent, approval, notification, waiver, or other similar action.

        “Contract” means any contract, agreement or other legally binding arrangement, whether written or oral.

        “Conversion Consideration” is defined in Section 2.7(b).

        “Corporate Law” is defined in Section 2.1.

        “Damages” means any and all losses, costs, deficiencies or other charges, provided that Damages shall not include any punitive, special, or opportunity cost damages of any kind.

      “Demand” is defined in Section 7.7(b).

      “Dispute” is defined in Section 7.7(b).

        “Dissenting Stockholder” is defined in Section 2.11.

        “Effective Time” is defined in the recitals to this Agreement.

        “Employee Agreement” means each management, employment, severance, or similar Contract between the Company and any employee, providing services to the Company pursuant to which the Company has or may have any Liability.

        “Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement, or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding that is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “Multiemployer Plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

        “Employment Agreement” means the employment Contract between Surviving Corporation and Klaas F. Vlietstra in a form agreed to by the Surviving Corporation and Vlietstra.

        “Encumbrance” means any Order, Security Interest, Contract, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        “Enforceable”: a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

Schedule I-2

        “Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

        “Environmental, Health, and Safety Requirements” means all Orders, Contracts and Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, Threatened Release, control, or other action or failure to act involving cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect and in effect at Closing.

        “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

        “ERISA” means the Employee Retirement Income Security Act of 1974.

        “ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

        “Exchange Act” means the Securities Exchange Act of 1934.

        “Financial Statements” is defined in Section 4.8.

        “First Holdback Amount” is defined in Section 2.7.

        “First Holdback Period” means the period beginning on the Closing Date and ending on the 120th day (or first business day thereafter) following the Closing Date.

        “Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977.

        “Fourth Holdback Amount” is defined in Section 2.7.

        “Fourth Holdback Period” means the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (or first business day thereafter).

        “GAAP” means United States generally accepted accounting principles, consistently applied.

Schedule I-3

        “Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

      “Guaranty” is defined in Section 5.2(e).

        “Guaranty Documents” is defined in Section 5.2(e).

        “Holdback Amounts” means, collectively, all amounts comprising the First Holdback Amount, the Second Holdback Amount, the Third Holdback Amount, and the Fourth Holdback Amount.

        “Indemnification Claim” is defined in Section 5.4(a).

        “Indemnification Holdback Amount” is defined in Section 5.4(b).

        “Indemnitor” means any Party having any Liability to any Indemnitee under this Agreement.

        “Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications, (c) any (i) patents and patent applications, and (ii) business methods, inventions, and discoveries that may be patentable, (d) computer software or middleware, and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

        “Interim Financial Statements” is defined in Section 4.8.

        “Joint Account” is defined in Section 2.14(c).

        “Knowledge”: an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) such individual should reasonably be aware of such fact or matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) any individual who is serving, or who has at any time served, as a director or officer, or employee charged with substantial management authority, has, or at any time had, Knowledge of such fact or other matter.

        “Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now in effect (unless the context requires otherwise).

Schedule I-4

        “Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

        “Material Adverse Change (or Effect)” means a material adverse change or effect in the financial condition, assets, Liabilities, operations or business excluding any change or effect relating to or resulting from (a) events affecting the United States or global economy or capital or financial markets generally, (b) general changes in conditions in the industries in which the Company conducts its business, (c) changes in laws, regulations or GAAP, or in the authoritative interpretations thereof or in regulatory guidance thereto, (d) acts of war, sabotage, terrorism, military action or any escalation or worsening thereof, or (e) this Agreement, the announcement thereof and the transactions contemplated hereby.

        “Merger” is defined in the recitals to this Agreement.

        “Merger Consideration” is defined in Section 2.7(b).

        “Merger Sub” is defined in the preamble to this Agreement.

        “ Most Recent Balance Sheet” is defined in Section 4.8(b). “Most Recent Balance Sheet Date” is defined in Section 4.8(b).

        “Multiemployer Plan” is defined in ERISA Section 3(37).

        “Non-Compete Agreement” means that certain Agreement Not to Compete between Vlietstra and the Parent dated as of the Effective Time.

        “Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

        “Ordinary Course of Business” means the ordinary course of business consistent with a past practice (including with respect to quantity, quality, and frequency), but excluding transactions involving affiliates.

        “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, operating agreement, certificate of limited partnership, or partnership agreement, as applicable, executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

        “Parent” is defined in the preamble to this Agreement.

        “Parent Common Shares” is defined in the recitals to this Agreement.

        “Parent Financial Statements” is defined in Section 3.7.

Schedule I-5

        “Parent Indemnitees” means any Stockholder and its officers, directors, managers, employees, agents, representatives, controlling Persons, stockholders, and their Affiliates.

        “Parent Parties” is defined in the preamble to this Agreement.

        “Parent SEC Documents” means all reports or registration statements filed by Parent with the SEC under the Securities Act and the Exchange Act.

        “Party” or “Parties” is defined in the preamble to this Agreement.

        “PBGC” means the Pension Benefit Guaranty Corporation.

        “Permit” means any permit, license, certificate, approval, Consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

        “Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

        “Real Estate Closing Letter” means that certain letter by and between Parent to Riverside dated as of the Closing Date.

        “Receivables” means all receivables of the Company, including all notes receivable, accounts receivable, and trade account receivables.

        “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release into the Environment.

      “Reply” is defined in Section 7.7(b).

      “Respondent” is defined in Section 7.7(b).

        “Schedules” means the Schedules to this Agreement.

        “SEC” means the United States Securities and Exchange Commission.

        “Second Holdback Amount” is defined in Section 2.7.

        “Second Holdback Period” means the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (or first business day thereafter).

        “Securities Act” means the Securities Act of 1933.

        “Security Agreement” is defined in Section 5.2(e).

Schedule I-6

        “Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith and have been disclosed on a Schedule to this Agreement, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts that are not yet delinquent, are being contested in good faith and are disclosed on a Schedule to this Agreement; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security; and (iv) purchase money liens and liens securing rental payments under capital lease arrangements appropriately reflected in the Financial Statements

        “Stock Consideration” is defined in Section 2.7(b).

        “Stockholder Indemnitees” means (a) Parent, Merger Sub, and their officers, directors, managers, employees, agents, representatives, controlling Persons, and stockholders, and (b) Surviving Corporation and any Person who was an officer, director or employee of the Company and continues as an officer, director or employee of Surviving Corporation following the Closing if such Person prior to, at and after the time of Closing is not a Stockholder or an Affiliate thereof.

      “Stockholders” is defined in Section 2.3(c).

        “Surviving Corporation” is defined in Section 2.1.

        “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto and all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Government Body, and including any amendment thereof.

        “Termination Statement” means a Form UCC-3 or analogous filing terminating the filing of a security interest at the proper state or county filing office, as applicable.

        “Third Holdback Amount” is defined in Section 2.7.

        “Third Holdback Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (or first business day thereafter).

        “Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing) that would lead a prudent Person to conclude that a cause of Action is likely to be asserted, commenced, taken, or otherwise initiated.

Schedule I-7

        “Threatened Release” means any event that has occurred or other circumstances that exist that could lead a prudent Person to conclude that any Release whether intentional or unintentional, is reasonably likely to occur now or in the future.

        “Transaction Documents” means the Asset Purchase Agreement and each other agreement, contract or instrument executed or delivered in connection with this Agreement or the Asset Purchase Agreement or in connection with the closing of the transactions contemplated hereby or thereby.

        “Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger, the filing of the Agreement of Merger, and Parent’s delivery of the Merger Consideration hereunder; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Ancillary Agreement; and (c) the performance by the Parent Parties, the Company, and Vlietstra of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

    “Treas.Reg.” means the proposed, temporary and final regulations promulgated under the Code.

        “Truck Body Business” means the manufacture and/or sale of dry freight, parcel van, refrigerated, flat bed, stake and utility truck bodies.

Schedule I-8